AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1999

                                                  REGISTRATION NO. 333-_________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                U S LIQUIDS INC.
               (Exact name of Registrant as specified in charter)

        DELAWARE                            8980                      76-0519797
(State or other jurisdiction of (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification Number)

                   411 N. SAM HOUSTON PARKWAY EAST, SUITE 400
                            HOUSTON, TEXAS 77060-3545
                                 (281) 272-4500
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                               GARY J. VAN ROOYAN
                       VICE PRESIDENT AND GENERAL COUNSEL
                   411 N. SAM HOUSTON PARKWAY EAST, SUITE 400
                            HOUSTON, TEXAS 77060-3545
                                 (281) 272-4500
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------

                                    COPY TO:

                             JOHN D. ROBERTSON, ESQ.
                             HARTZOG CONGER & CASON
                         201 ROBERT S. KERR, SUITE 1600
                          OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-7000

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                                   -----------

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED
                                               PROPOSED MAXIMUM        MAXIMUM
    TITLE OF EACH CLASS OF       AMOUNT TO BE  OFFERING PRICE PER  AGGREGATE OFFERING     AMOUNT OF REGISTRATION
  SECURITIES TO BE REGISTERED   REGISTERED(1)      SHARE(2)             PRICE(2)                   FEE(3)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...    5,020,161       $20.375          $102,285,781                 $28,436
================================================================================================================

(1) The shares of Common Stock offered by the prospectus include 820,161 shares registered under Registration No. 333-34875 effective September 18, 1997 and included in such prospectus under Rule 429.
(2) Estimated solely for the purpose of calculating the registration fee computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Common Stock on March 25, 1999.
(3) A fee of $22,966 was paid in connection with the filing of Registration Statement No. 333-34875, of which $3,774 related to the 820,161 shares of Common Stock included herein under Rule 429.

                           ------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                      SUBJECT TO COMPLETION: March 31, 1999

                                5,020,161 Shares

                                U S LIQUIDS INC.

                                  Common Stock

      We may use this prospectus to issue or reserve shares of our common stock from time to time in connection with the acquisition of various businesses. You should read this prospectus for more information.

      Our common stock is traded on the American Stock Exchange under the symbol "USL." On March 29, 1999, the closing sale price of the common stock as reported on the American Stock Exchange was $20 1/2 per share.

      Our executive offices are located at 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060-3545 and our telephone number is (281) 272-4500.

      THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.


------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------------

                  THE DATE OF THIS PROSPECTUS IS MARCH 30, 1999

                              ABOUT THIS PROSPECTUS

      Under this prospectus, we may offer and issue up to 5,020,161 shares of our common stock in connection with the acquisition of various businesses. We may issue the shares in mergers or consolidations or in exchange for shares of capital stock, partnership interests or other tangible or intangible assets representing a direct or indirect interest in other companies or enterprises, or for debt obligations of the acquired businesses. If we issue warrants, options, convertible debt obligations, equity securities, contingent rights or other similar instruments in connection with acquisitions, we may reserve shares for issuance to cover the offering, issuance and sale upon exercise or conversion of these rights.

      For each acquisition, we expect to negotiate the terms with the owners or controlling persons of the business we plan to acquire. We will value the shares issued or reserved in each acquisition based on or related to market prices for our common stock on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale. This valuation may occur at the time we agree to the terms of an acquisition, the time of delivery of our shares, during periods ending at or about such times based on average market prices, or otherwise.

      We will not pay underwriting discounts or commissions, although we may pay brokers' or finders' fees with respect to specific acquisitions--in some cases we may issue shares under this prospectus in full or partial payment of such fees. Any person who receives such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

      With our consent, persons who have received or will receive shares under this prospectus in connection with acquisitions ("Selling Stockholders") may use this prospectus to sell such shares at a later date.

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering.

            o Annual Report on Form 10-K for the year ended December 31, 1998;
            o Current Report on Form 8-K filed with the SEC on January 29, 1999, as amended on February 16, 1999; and
            o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 11, 1997 pursuant to Section 12 of the Securities Exchange Act of 1934.

      You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

                             Mr. Gary J. Van Rooyan
                       Vice President and General Counsel
                                U S Liquids Inc.
                   411 N. Sam Houston Parkway East, Suite 400
                            Houston, Texas 77060-3545
                               Tel: (281) 272-4500

      TO INSURE TIMELY DELIVERY OF ANY FILING, YOU MUST REQUEST THE FILING NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THAT YOU MUST MAKE YOUR INVESTMENT DECISION.

                              AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's web site at "http://www.sec.gov."

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all of the details.

                                   THE COMPANY

GENERAL

      We are a rapidly growing provider of liquid waste management services, including collection, processing, recovery and disposal services. Our primary focus of operations is industrial and commercial wastewater treatment, although we also collect, process and dispose of oilfield waste. We operate 38 processing facilities located in eleven states and serve over 40,000 customers. The services that we provide to any particular customer vary depending on the type of liquid waste generated, local regulations and the treatment capabilities of local publicly-operated treatment works.

      We provide liquid waste management services through a number of subsidiaries that are organized into two divisions. The Wastewater Division collects, processes and disposes of liquid waste (such as industrial wastewater, grease and grit trap waste, bulk liquids and dated beverages, and certain hazardous wastes) and recovers saleable by-products (such as fats, oils, feed proteins, ethanol and solvents) from certain of the waste streams. Typically, we process the liquid waste using a variety of physical, chemical, thermal and biological techniques. Saleable by-products are recovered and sold, and any remaining materials are sent to independent disposal sites. The Oilfield Waste Division collects, processes and disposes of waste generated in oil and gas exploration and production. The Wastewater Division generated $104.1 million, or 85.7%, of our revenues for the year ended December 31, 1998 and the Oilfield Waste Division generated the remaining $17.4 million, or 14.3%, of such revenues.

STRATEGY

      Our objective is to be the largest and most profitable liquid waste management company in each of the markets in which we operate. Our management team, which has significant operating and consolidation experience in the waste management industry, intends to continue pursuing a focused growth strategy based on the following key elements:

       o ACQUISITIONS. We pursue acquisitions of liquid waste management businesses in existing and new geographic markets. We also make smaller "tuck-in" acquisitions in our existing markets in order to increase our facility and equipment utilization and expand our market penetration and range of services. We believe that the liquid waste management industry is highly fragmented and that substantial acquisition opportunities exist throughout North America. From our inception in November 1996 through March 19, 1999, we have acquired 43 businesses.

       o INTERNAL GROWTH. In order to further expand our customer base, we have positioned ourselves as a multi-city, single source provider of liquid waste management services for national and regional generators of liquid waste. We also intend to expand the capacity and processing capabilities of our existing liquid waste facilities, and to amend our permits for certain facilities in order to receive additional liquid waste streams.

       o OPERATIONAL ENHANCEMENTS. We intend to continue to improve our operations through collection route densification and consolidation and increased facility and equipment utilization. We also expect to realize economies of scale and cost savings by consolidating certain administrative functions at our corporate offices.

       o DECENTRALIZED MANAGEMENT. We manage our various businesses on a decentralized basis, with local management maintaining responsibility for the day-to-day operations, profitability and growth of the business. We believe that this structure allows us to capitalize on the considerable local and regional market knowledge and customer relationships possessed by local management.

RECENT DEVELOPMENTS

      From January 1, 1999 through March 19, 1999, we acquired six additional businesses engaged in the collection, processing, recovery and disposal of liquid waste, including Romic Environmental Technologies Corporation. Romic operates liquid waste processing, and chemical and solvent recovery facilities in California and Arizona. It also operates collection and transfer facilities in California, Oregon and Washington. Romic had approximately $46.8 million of revenues during 1998. The five other businesses acquired during this time period collectively had approximately $8.2 million of annual revenues during 1998.

      John N. Hatsopoulos became a director of the Company in December 1998. Mr. Hatsopoulos is the retired president of Thermo Electron Corporation. Roger A. Ramsey became a director of the Company in January 1999. Mr. Ramsey is the retired chairman and chief executive officer of Allied Waste Industries, Inc.

      To accommodate the growth in our business, we increased the size of our credit facility in February 1999 from $100.0 million to $225.0 million.

      On March 17, 1999, we completed a public offering of 3,000,000 shares of our common stock. The $56.8 million of net proceeds that we received from the 2,875,000 shares that we sold in this offering will be applied against the outstanding balance of our credit facility, the vast majority of which indebtedness was incurred in connection with acquisitions completed in 1998 and 1999.

                                  RISK FACTORS

      Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock.

      Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they (i) discuss our future expectations; (ii) contain projections of our future results of operations or of our financial condition; or (iii) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OPERATING AND INTERNAL GROWTH STRATEGY

      Key elements of our strategy are to improve the profitability and increase the revenues of our existing operations and any subsequently acquired businesses. We intend to improve the profitability of our existing operations and any subsequently acquired businesses by various means, including achieving operating efficiencies and economies of scale. Our ability to increase the revenues of our existing operations and any subsequently acquired businesses will be affected by various factors, including:

            o The demand for liquid waste collection, processing and disposal services;

            o Our ability to expand the range of services offered to customers;

            o Our ability to develop national and regional accounts for our liquid waste management services and other marketing programs; and

            o The demand for by-products we recover from certain liquid waste streams.

      Many of these factors are beyond our control, and there can be no assurance that our operating and internal growth strategies will be successful or that we will be able to generate cash flows adequate for our operations and to support internal growth.

MANAGEMENT OF GROWTH

      To manage our growth effectively, we must implement and improve our operational, financial and management information systems and controls, and train, motivate and manage our employees. We periodically review and upgrade our management information systems, as well as hire additional management and other personnel in order to maintain the adequacy of our operational, financial and management controls. If we fail to manage our growth effectively, our business, results of operations and financial condition could be materially and adversely affected.

RISKS RELATED TO OUR ACQUISITION STRATEGY AND ACQUISITION FINANCING

      The Company was organized in November 1996. Since that time, we have experienced rapid growth, primarily through acquisitions, and we intend to acquire additional liquid waste management businesses. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or manage additional businesses profitably or to integrate successfully any acquired businesses without material costs, delays or other operational or financial problems. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. These liabilities may include those arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which we, as a successor owner or operator, may be responsible. Certain environmental liabilities, even if not expressly assumed by us, may be imposed on us under certain legal principles of successor liability, including those under the Comprehensive Environmental Response Compensation and Liability Act, as amended. Further, each acquisition involves a number of other special risks that could cause the acquired business to fail to meet our expectations. For example:

            o   The acquired business may not achieve expected results.

            o We may not be able to retain key personnel of the acquired business.

            o We may not be able to successfully integrate the acquired business in a timely manner or we may incur substantial costs, delays or other operational or financial problems during the integration process.

            o It may be difficult to integrate a business with personnel who have different business backgrounds and corporate cultures than ours.

            o Our management group may not be able to effectively manage the combined entity or to effectively implement our acquisition program and internal growth strategy simultaneously.

      We cannot readily predict the timing, size or success of our future acquisitions or the associated capital requirements. We currently intend to finance future acquisitions by using a combination of common stock and cash. If shares of common stock are issued in connection with future acquisitions or earn-out provisions of completed acquisitions, you may experience dilution in the net tangible book value of your stock. If the common stock does not maintain a sufficient market value, or potential acquisition candidates are not willing to accept common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources, if available, or incur indebtedness in order to continue our acquisition program. We have a $225.0 million credit facility with a group of banks under which we may borrow to fund acquisitions and working capital requirements; however, under the credit facility, the banks' consent is required for us to make certain acquisitions or incur significant indebtedness (including, without limitation, debt assumed in connection with acquisitions). As of March 19, 1999, the outstanding principal balance of the credit facility was approximately $105.0 million. If we do not have sufficient cash resources to fund our acquisition plans, our growth could be limited unless we are able to obtain additional capital through debt or equity financings. We may not be able to obtain such financing when required or such financing may only be available on terms and conditions that are unacceptable to us.

COMPETITION

      The liquid waste management industry is highly fragmented and very competitive. We compete with other liquid waste processing facilities and alternative methods of disposal of certain waste streams provided by area landfills and injection wells, as well as the alternative of illegal disposal. In addition, competitive products and services have been and are likely to continue to be developed and marketed by others. Furthermore, future technological change and innovation may result in a reduction in the amount of liquid waste being generated or alternative methods of processing and disposal being developed. The markets for the various by-products that we sell are also very competitive. With respect to our oilfield waste operations, we must compete with alternative methods of off-site disposal of oilfield waste. We also face competition from customers who develop or enhance their own methods of disposal instead of using the services of liquid waste management companies. Future technological change and innovation may increase the amount of internal oilfield waste processing and disposal as well as the number of competitors in this market. Increased use of internal processing and disposal methods and other competitive factors could have a material adverse effect on our business, results of operations and financial condition.

      Our competitors may be better capitalized, have greater name recognition or be able to provide services or products at a lower cost. In addition, as the liquid waste market matures, competition can be expected to increase. As a result of these and other competitive factors, our strategy may not be successful and we may not be able to generate adequate cash flows to fund our operations.


FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS

      Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, we may be required to make significant capital and operating expenditures. Although we believe that we are presently in material compliance with applicable laws and regulations, our operations may not continue to comply with future laws and regulations. Governmental authorities may seek to impose fines and penalties on us or seek to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, we might be required to curtail or cease operations or conduct site remediation until a particular problem is remedied, which could have a material adverse effect on our business, results of operations and financial condition.

IMPACT OF FAILURE TO OBTAIN OR MAINTAIN NECESSARY GOVERNMENTAL APPROVALS

      We operate in a highly regulated environment and are required to have permits and approvals from federal, state and local governments. Any of these permits or approvals or applications could be denied, revoked or modified under various circumstances. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, we might be required to obtain additional operating permits or approvals. The process of obtaining or renewing a required permit or approval can be lengthy and expensive and our efforts to obtain permits, renewals or approvals may be opposed by citizens groups, adjacent landowners or others. Our City Environmental facility in Detroit, Michigan has never been granted a permit under the Resource Conservation and Recovery Act of 1976 ("RCRA") and is continuing to operate under interim status, as allowed by RCRA. In addition, our Romic facility in East Palo Alto, California is operating under a RCRA permit that expired in 1991, but that allows for ongoing operations. With respect to both facilities, all necessary applications, renewal applications and other documentation were timely filed and applicable regulations allow the facilities to continue to operate. However, we may not be successful in obtaining or maintaining these and other required permits and approvals and that failure could have a material adverse effect on our business, results of operations and financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY

      We may be subject to liability for environmental damage that our processing facilities and collection operations may have caused or may cause nearby landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to our acquisition of the facilities or operations. Liability may also arise from any off-site environmental contamination caused by hazardous substances, the transportation, treatment or disposal of which we arranged or which was arranged by the owners of businesses that we have acquired. Any substantial liabilities for environmental damage could have a material adverse effect on our business, results of operations and financial condition. During the ordinary course of our business, we may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations, including actions or proceedings:

       o By governmental agencies seeking to impose civil or criminal penalties on us;

       o By governmental agencies seeking to revoke or deny renewal of one or more of our permits;

       o By citizens groups, adjacent landowners or governmental agencies opposing the issuance of a permit or approval to us or alleging violations of the permits under which we operate; or

       o By citizens groups and adjacent landowners seeking to impose liability on us for environmental damage at any of our facilities (or facilities formerly owned by us or any acquired business) or damage that those facilities or other properties may have caused.

      The adverse outcome of one or more of these proceedings could have a material adverse effect on our business, results of operations and financial condition.

      During the ordinary course of our operations, we have from time to time received, and expect that we may in the future receive, citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable environmental or land use laws and regulations. We generally seek to work with the authorities to resolve the issues raised by these citations or notices. However, we may not always be successful in this regard and future citations or notices could have a material adverse effect on our business, results of operations and financial condition.

      Our subsidiary, Romic Environmental Technologies Corporation, has entered into an administrative consent order with the United States Environmental Protection Agency ("EPA") relating to the cleanup of soil and groundwater contamination at its facility in East Palo Alto, California. A study to determine the nature of the contamination has been completed and Romic submitted a corrective measures study to the EPA in March 1999. Based upon the information gathered from these studies, as of December 31, 1998, Romic had reserved approximately $2.2 million to cover its estimated costs at this facility. However, the ultimate cost may exceed this reserve. Romic has also entered into administrative consent orders and agreements with the EPA and the California Department of Toxic Substances Control relating to three drum reconditioning or disposal sites to which it delivered waste. Based upon the studies and remedial actions completed, as of December 31, 1998, Romic had reserved approximately $775,000 to cover its share of the estimated costs for these sites. However, the ultimate cost may exceed this reserve.

INSUFFICIENCY OF INSURANCE

      While we maintain liability insurance, it is subject to coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. Although there are currently numerous sources from which such coverage may be obtained, it may not continue to be available to us on commercially reasonable terms or the possible types of liabilities that may be incurred by us may not be covered by our insurance. In addition, our insurance carriers may not be able to meet their obligations under the policies or the dollar amount of the liabilities may exceed our policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, results of operations and financial condition.

DEPENDENCE UPON OILFIELD WASTE EXEMPTION UNDER RCRA AND OTHER ENVIRONMENTAL REGULATIONS

      Oilfield waste is currently exempt from the requirements of RCRA, which is the principal federal statute governing the handling and disposal of waste. In recent years, proposals have been made to rescind or modify this exemption. The repeal or modification of the exemption covering oilfield waste or modification of applicable regulations or interpretations regarding the processing and disposal of oilfield waste would require us to alter our method of processing and disposing of oilfield waste. This could have a material adverse effect on our business, results of operations and financial condition.

      Each of our operations is also dependent to varying degrees on the existence and enforcement of local, state and federal environmental regulations. Any repeal or relaxation of those regulations, or a failure of governmental authorities to enforce the regulations, could result in decreased demand for our services and, therefore, could have a material adverse effect on our business, results of operations and financial condition. Our operations may also be adversely affected by new regulations or changes in other applicable regulations.

DEPENDENCE ON OIL AND GAS INDUSTRY

      Demand for our oilfield waste processing and disposal services depends in large part upon the level of exploration for and production of oil and gas, particularly in the Gulf Coast region. This demand, in turn, depends on, among other things, oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves and the ability of oil and gas companies to raise capital. Historically, prices for oil and gas have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil-producing countries. Current levels of oil and gas exploration and production activities may not be maintained. Prices for oil and natural gas are expected to continue to be volatile and affect demand for our oilfield waste services. A material decline in oil or natural gas prices or exploration activities could materially affect the demand for our oilfield waste services and, therefore, our business, results of operations and financial condition.

RELIANCE ON KEY PERSONNEL

      We are highly dependent on our executive officers and senior management, and we likely will depend on the senior management of any significant business we acquire in the future. The loss of the services of any of our current executive officers or key employees or any member of senior management of any acquired business could have a material adverse effect on our business, results of operations and financial condition. In addition, debt outstanding under our credit facility may be accelerated by the lenders if, among other things, Michael P. Lawlor, W. Gregory Orr or Earl J. Blackwell ceases to serve as an executive officer of the Company and is not replaced within 60 days by an individual reasonably satisfactory to the lenders. We have tried to reduce some of this risk by maintaining key man life insurance in the amount of $5.0 million on each of Messrs. Lawlor, Orr and Blackwell.

VARIABILITY OF QUARTERLY OPERATING RESULTS

      Variations in our revenues and operating results can occur from quarter to quarter as a result of a number of factors, including:

       o   The consummation of acquisitions;

       o   The demand for our services by our customers;

       o   Weather conditions;

       o The level of oil and gas exploration and production activity in the Gulf Coast;

       o   The number of business days in a quarter; and

       o   General economic conditions.

Because a significant portion of our expenses are relatively fixed, a variation in revenues could cause a significant variation in our quarterly operating results and could result in losses.

VOLATILITY OF OUR STOCK PRICE

      Our common stock was first publicly traded on August 20, 1997 and has traded from a low of $12 5/8 per share to a high of $26 3/8 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

       o   Quarterly fluctuations in results of operations;

       o Changes in the regulatory environment or market conditions affecting the liquid waste management industry;

       o   Announcement and market acceptance of acquisitions;

       o   Changes in earnings estimates by analysts;

       o   Loss of key personnel;

       o   Changes in accounting principles or policies;

       o   Sales of common stock by existing stockholders;

       o   Announcements of key developments by competitors; and

       o   Economic and political conditions.

      The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

LACK OF DIVIDENDS

      We have not paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes, including future acquisitions. In addition, our credit facility prohibits us from paying dividends on our capital stock.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

      Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. This classification system makes it more difficult for stockholders to replace directors and may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, our Board of Directors is authorized to issue, without further stockholder action, up to 5,000,000 shares of Preferred Stock with rights that could adversely affect the rights of holders of common stock. No shares of Preferred Stock are presently outstanding, and we have no present plans to issue any such shares. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying, deterring or preventing a change in control of the Company or other corporate action and of discouraging bids for our common stock.

                                RESALES OF SHARES

      With our consent, this prospectus may be used by Selling Stockholders who may wish to sell shares of common stock. We may consent to the use of this prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions which may be varied by agreement between us and one or more Selling Stockholders. Selling Stockholders may agree that:

      o an offering of shares under this prospectus will be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us;

      o they will enter into custody agreements with one or more banks with respect to such shares; or

      o that they make sales only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required.

We will not receive any of the proceeds from any sale of shares offered by a Selling Stockholder.

      A Selling Stockholder may sell shares:

      o on any national securities exchange or quotation service on which our common stock is listed or quoted at the time of sale;

      o     in the over-the-counter market;

      o in transactions other than on an exchange or in the over-the-counter market;

      o     in connection with short sales of shares;

      o     by pledge to secure debts and obligations;

      o in connection with the writing of call options, in hedging transactions and in settlement of other transactions in standardized or over-the-counter options; or

      o     in a combination of any of the above transactions.

      Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Selling Stockholders may use underwriters, brokers, dealers or agents to sell their shares. Any underwriters, brokers, dealers or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions of concessions from Selling Stockholders and/or the purchasers of shares.

      If required at the time that a particular offer of shares is made, a supplement to this prospectus will be delivered that describes any material arrangements for the distribution of shares and the terms of the offering including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder or otherwise.

      Selling Stockholders and any underwriters, brokers, dealers or agents that participate with a Selling Stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, commissions or concessions received by such underwriters, brokers, dealers or agents and any profit on the resale of shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We may agree to indemnify Selling Stockholders or any participating underwriters, brokers, dealers or agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse them for certain expenses in connection with the offering and sale of shares.

      Selling Stockholders may also offer shares of common stock covered by this prospectus under exemptions from the registration requirements of the Securities Act of 1933, including sales which meet the requirements of Rule 145(d) under the Securities Act of 1933.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that we may offer and issue from time to time in connection with the acquisition of other businesses and properties and interests therein, and upon exercise or conversion of warrants, options, convertible debt obligations, equity securities, contingent rights, or other similar instruments issued by us in connection with such acquisitions. Other than the businesses or properties acquired, we will generally not receive any proceeds from the issuance of shares under this prospectus. However, in situations where we issue warrants or options to purchase common stock in connection with an acquisition, any proceeds that we receive upon the exercise of the warrants or options will be used for general corporate purposes. When this prospectus is used by a Selling Stockholder in a public reoffering or resale of common stock acquired pursuant to this prospectus, we will not receive any proceeds from such sale by the Selling Stockholder.

                      PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock has been listed on the American Stock Exchange since August 20, 1997. The trading symbol for our common stock is "USL." The following table sets forth, for the periods indicated, the high and low sales prices for the common stock as reported on the American Stock Exchange.

                                                              PRICE RANGE
                                                              OF COMMON STOCK
                                                         --------------------
Year Ended December 31, 1997                               HIGH           LOW
   Third Quarter (beginning August 20) ............      $18 3/16       $13 1/8
   Fourth Quarter .................................       19 3/8         12 5/8

Year Ended December 31, 1998
   First Quarter ..................................      $20 3/4        $14 1/4
   Second Quarter .................................       25 1/4         19
   Third Quarter ..................................       23 1/8         14 5/8
   Fourth Quarter .................................       23             14

Year Ended December 31, 1999
   First Quarter (through March 29, 1999) .........      $26 3/8        $19 1/2


We have not paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes, including future acquisitions. Furthermore, we are prohibited from declaring or paying cash dividends on our capital stock under the terms of our credit facility.

                                  LEGAL MATTERS

      Our counsel, Hartzog Conger & Cason, Oklahoma City, Oklahoma, will give an opinion that the shares of common stock covered by this prospectus are valid.

                                     EXPERTS

      The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving these reports.

You should rely only on the information contained in this document or that we have referred to you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           INDEX TO FINANCIAL STATEMENTS

U S LIQUIDS INC. PRO FORMA


      Introduction to Unaudited Pro Forma Financial Statements....  F-2

      Pro Forma Balance Sheet (Unaudited).........................  F-3

      Notes to Pro Forma Balance Sheet (Unaudited) ...............  F-4

      Pro Forma Statement of Operations (Unaudited) ..............  F-5

      Notes to Pro Forma Statement of Operations (Unaudited) .....  F-6

                                U S LIQUIDS INC.

              INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma financial statements present the balance sheet and statement of operations data from the consolidated financial statements of U S Liquids Inc. (U S Liquids or the Company) combined with the historical financial data of companies acquired by the Company from January 1, 1998 through March 19, 1999 (the "Acquired Companies") as follows: (i) the unaudited pro forma balance sheet includes the historical consolidated balance sheet data of U S Liquids at December 31, 1998 combined with those of the Acquired Companies acquired after December 31, 1998 as if each had been acquired on December 31, 1998 and (ii) the unaudited pro forma statement of operations for the year ended December 31, 1998 includes the historical consolidated statement of operations of U S Liquids for the year ended December 31, 1998 combined with those of all Acquired Companies, as if each had been acquired on January 1, 1998. Additionally, the effects of the Company's public offering of 3,450,000 shares in June 1998 and its public offering of 2,875,000 shares in March 1999 and the application of the net proceeds from these offerings are included in the unaudited pro forma financial statements as if they had each occurred on January 1, 1998.

      The pro forma financial statements include certain adjustments to the historical financial statements of the Acquired Companies, including adjustments to depreciation and amortization expenses to reflect purchase price allocations, adjustments to interest expense to reflect debt issued in connection with the acquisitions, and certain reductions of salaries and benefits payable to the previous owners of the Acquired Companies. With respect to these reductions in salaries and benefits payable to previous owners, the Company has preliminarily analyzed the savings that it expects to be realized. To the extent the former owners of the Acquired Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma statement of operations. With respect to other expected potential cost savings, U S Liquids has not and cannot quantify these savings and, accordingly, they have not been included in the pro forma financial information of the Company.

      The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact occurred on those dates or project the Company's financial position or results of operations for any future period. Since the Company and the Acquired Companies were not under common control or management for all periods, the pro forma financial results may not be comparable to, or indicative of, future performance.

                                U S LIQUIDS INC.
                       PRO FORMA BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                         DECEMBER 31, 1998
                                      ------------------------------------------------------
                                       HISTORICAL     ACQUIRED      PRO FORMA
                                      CONSOLIDATED   COMPANIES     ADJUSTMENTS     PRO FORMA
                                      ------------   ---------   ---------------   ---------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $  3,285      $     3       $              $   3,288
  Accounts receivable, net of
     allowance.......................     29,123        6,059             156 (a)     35,338
  Inventories........................        672          542             167          1,381
  Prepaid expenses and other current
     assets..........................      5,416        1,834            (214)(a)      7,036
                                      ------------   ---------   ---------------   ---------
          Total current assets.......     38,496        8,438             109         47,043
PROPERTY, PLANT AND EQUIPMENT, net...     85,958       15,347           2,567 (a)    103,872
INTANGIBLE ASSETS, net...............    125,871        --             29,444 (a)    155,315
OTHER ASSETS, net....................      1,840        1,236          (1,225)(a)      1,851
                                      ------------   ---------   ---------------   ---------
          Total assets...............   $252,165      $25,021       $  30,895     $  308,081
                                      ============   =========   ===============   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term
     obligations.....................   $  4,004      $ 1,925       $  (1,040)(a) $    4,889
  Accounts payable...................     11,611        2,905            (154)        14,362
  Accrued liabilities................     15,445        2,572             (91)(a)     17,926
  Current portion of contract reserve      4,500        --                             4,500
                                      ------------   ---------   ---------------   ---------
          Total current
             liabilities............      35,560        7,402          (1,285)        41,677
LONG-TERM OBLIGATIONS, net of current
  maturities.........................     64,390        3,782          33,324 (a)     44,740
                                                                      (56,756)(c)
PROCESSING RESERVE...................      5,747        --                             5,747
CLOSURE AND REMEDIATION RESERVES.....      4,952        3,887            (652)(a)      8,187
CONTRACT RESERVE.....................     14,421        --                            14,421
DEFERRED INCOME TAXES................      2,151        --                450 (a)      2,601
                                      ------------   ---------   ---------------   ---------
          Total liabilities..........    127,221       15,071         (24,919)       117,373
                                      ------------   ---------   ---------------   ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock.......................        125           19             (15)(a)        158
                                                                           29 (b)
  Additional paid-in capital.........    110,404        --              9,004 (a)    176,135
                                                                       56,727 (b)
  Retained earnings..................     14,415        9,931          (9,931)(a)     14,415
                                        ----------   ---------   ---------------   ---------
          Total stockholders'
             equity..................    124,944        9,950          55,814        190,708
                                      ------------   ---------   ---------------   ---------
          Total liabilities and
             stockholders' equity....   $252,165      $25,021       $  30,895      $ 308,081
                                      ============   =========   ===============   =========

     The accompanying notes are an integral part of this pro forma financial statement.

                                U S LIQUIDS INC.
                  NOTES TO PRO FORMA BALANCE SHEET (UNAUDITED)

(a) These adjustments reflect the acquisition of those Acquired Companies that were acquired subsequent to December 31, 1998 through March 19, 1999, including approximately 431,588 shares issued. These adjustments also reflect preliminary purchase price allocations with respect to these Acquired Companies, including allocating the deferred income tax liability attributable to the temporary differences between the financial reporting and income tax bases on assets and liabilities previously held as S Corporations.

(b) Reflects the proceeds from the issuance of 2,875,000 shares of common stock from the March 1999 offering, net of estimated offering costs.

(c) Reflects the repayment of certain debt obligations with proceeds from the March 1999 offering.

                                U S LIQUIDS INC.
                  PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE YEAR ENDED DECEMBER 31, 1998
                                       ---------------------------------------------------------
                                        HISTORICAL      ACQUIRED      PRO FORMA
                                       CONSOLIDATED     COMPANIES    ADJUSTMENTS      PRO FORMA
                                       -------------   -----------   ------------     ----------
REVENUES.............................   $ 121,460      $  108,532    $               $  229,992
OPERATING EXPENSES...................      79,027          70,242        (1,359)(a)     147,910
DEPRECIATION AND
  AMORTIZATION.......................       8,146           5,789           247 (b)      14,182
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      12,927          20,794          --            33,721
                                       -------------   -----------   ------------    ----------
INCOME FROM OPERATIONS...............      21,360          11,707         1,112          34,179
INTEREST (INCOME) EXPENSE,
  net................................       3,517           1,450        (4,189)(c)         778
OTHER (INCOME) EXPENSE, net..........          38            (398)         --              (360)
                                       -------------   -----------   ------------    ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES..............................      17,805          10,655         5,301          33,761
PROVISION FOR INCOME
  TAXES..............................       7,033              70         6,739 (d)      13,842
                                       -------------   -----------   ------------    ----------
NET INCOME...........................   $  10,772     $    10,585    $   (1,438)     $   19,919
                                       =============   ===========   ============    ==========
BASIC EARNINGS PER COMMON SHARE......                                                $     1.27
                                                                                     ==========
DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE............                                                $     1.17
                                                                                     ==========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING........................                                                    15,714
                                                                                     ==========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING......                                                    17,081
                                                                                     ==========

     The accompanying notes are an integral part of this pro forma financial statement.

                                   U S LIQUIDS INC.
                NOTES TO PRO FORMA STATEMENTS OF OPERATIONS (UNAUDITED)

(a) Adjusts compensation expense to the level the previous owners of the Acquired Companies have agreed to receive as employees of the Company subsequent to their respective acquisitions. In addition, for certain of the Acquired Companies, salaries and related expenses previously recorded as selling, general and administrative expenses have been reclassified as operating expenses consistent with the Company's accounting policies.

(b) Adjusts depreciation and amortization expenses to reflect purchase price allocations with respect to the Acquired Companies.

(c) Records interest expense on the debt incurred to effect the acquisition of the Acquired Companies, net of a reduction in interest expense on debt repaid in connection with the acquisitions, our public offering in June 1998 and our public offering in March 1999.

(d) Reflects the incremental provision for federal income taxes on the Acquired Companies previously taxed as S corporations or limited liability companies as well as federal and state income taxes relating to the pro forma adjustments.

(e) Includes (1) 10,316,739 shares outstanding for the year ended December 31, 1998, and (2) 5,397,190 shares for the year ended December 31, 1998 issued in connection with the acquisition of the Acquired Companies, our June 1998 public offering and our March 1999 public offering,as if each had occurred on January 1, 1998.

(f) Includes 1,367,336 shares for the year ended December 31, 1998, representing the effect of outstanding warrants and options to purchase common stock, using the treasury stock method. Excludes 125,000 shares issuable pursuant to options, the vesting of which is contingent upon the successful completion of certain corporate development activities.

You should rely only on the information contained in this document or that we have referred to you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.



                            -----------

                            TABLE OF CONTENTS

                                                                       PAGE

About this Prospectus.....................................................2
Incorporation of Certain Documents  by
  Reference...............................................................2
Available Information..................................................   3
The Company............................................................   3
Risk Factors...........................................................   5
Resales of Shares.....................................................   10
Use of Proceeds.......................................................   11
Price Range of Common Stock and Dividend
  Policy.............................................................    12
Legal Matters........................................................    12
Experts..............................................................    12
Index to Financial Statements...........................................F-1



                       =======================================
                        =====================================


                                U S LIQUIDS INC.


                               5,020,161 Shares of
                                  Common Stock



                             ----------------------

                                   Prospectus
                              ---------------------



                                __________, 1999


                     =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation contains a provision which limits, to the fullest extent permitted by Delaware law, the liability of a director to the Company or its stockholders from monetary damages for a breach of such director's fiduciary duty as a director. Delaware law presently permits such limitation of a director's liability except where a director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock repurchase, or
(iv) obtains an improper personal benefit.

      The Company's Certificate of Incorporation also provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests. The Company has obtained directors and officers liability insurance to limit its exposure under these provisions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

         EXHIBIT
           NO.                     DESCRIPTION
           ---                     -----------

           4.1 -- Form of Certificate Evidencing Ownership of Common Stock of U S Liquids Inc. (Exhibit 4.1 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

           4.2 -- Second Amended and Restated Credit Agreement, dated February 3, 1999, among U S Liquids Inc., various financial institutions and Bank of America National Trust and Savings Association, as Agent. (Exhibit 4.2 of U S Liquids Inc. Registration Statement on Form S-3 (File No. 333-72403), effective March 11, 1999, is hereby incorporated by reference).

           4.3 -- Security Agreement, dated December 17, 1997, executed by U S Liquids Inc. and its subsidiaries in favor of Bank of America National Trust and Savings Association. (Exhibit
                     4.6 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

           4.4 -- Company Pledge Agreement, dated December 17, 1997, executed by U S Liquids Inc. in favor of Bank of America National Trust and Savings Association. (Exhibit 4.7 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

          +5.1    -- Opinion of Hartzog Conger & Cason.

         +23.1    -- Consent of Arthur Andersen LLP.

          23.2    -- Consent of Hartzog Conger & Cason (contained in Exhibit
                     5.1)

         +24.1    -- Power of Attorney (included on signature page).

         +27.1    -- Financial Data Schedule.
--------------------------------
+ Filed herewith.

     (b) All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

     (c)    None.

ITEM 22.  UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registration undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


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

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


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
                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, U S Liquids Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 29, 1999.

                                                U S LIQUIDS INC.

                                          By:   /s/ MICHAEL P. LAWLOR
                                                Michael P. Lawlor
                                                CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints each of Gary J. Van Rooyan and Earl J. Blackwell with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, with full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON MARCH 29, 1999.


             SIGNATURE                       TITLE


       /s/ MICHAEL P. LAWLOR
         Michael P. Lawlor          Chief Executive Officer and Director


        /s/ W. GREGORY ORR
          W. Gregory Orr            Chief Operating Officer, President and
                                    Director


       /s/ EARL J. BLACKWELL
         Earl J. Blackwell          Chief Financial Officer and Senior Vice
                                    President-Finance


    /s/ WILLIAM A. ROTHROCK IV
      William A. Rothrock IV        Director


       /s/ THOMAS B. BLANTON
         Thomas B. Blanton          Director


       /s/ ALFRED TYLER 2ND
         Alfred Tyler 2nd           Director


    /s/ JAMES F. MCENEANEY, JR.
      James F. McEneaney, Jr.       Director


      /s/ JOHN N. HATSOPOULOS
        John N. Hatsopoulos         Director


        /s/ ROGER A. RAMSEY
          Roger A. Ramsey           Director



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